CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Kinetics Mutual Funds, Inc. and to the use of our report dated February 11, 2005 on the financial statements and financial highlights of The Internet Fund, The Internet Emerging Growth Fund, The Paradigm Fund, The Medical Fund, the Small Cap Opportunities Fund and The Kinetics Government Money Market Fund, each a series of shares of Kinetics Mutual Funds, Inc. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information, which is a part of such Registration Statement.

/s/TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
April 26, 2005